Exhibit 10.51

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) effective as of November 1, 2005 (the “Effective Date”) by and between Mercury Interactive Corporation (the “Company”) and Anthony Zingale (“Executive”).

WHEREAS, the Company previously employed Executive as its President and Chief Operating Officer pursuant to an Employment Agreement dated as of December 1, 2004. This Agreement amends and restates the original Employment Agreement dated as of December 1, 2004, and sets out the terms of the agreement between Executive and the Company henceforth; and

WHEREAS, Executive and the Company are parties to a Change of Control Agreement entered into in December, 2004, which agreement is amended and restated by the Change of Control Agreement entered into simultaneously with the execution of this Agreement (the “Change of Control Agreement”); and

WHEREAS, the Company considers it in the best interests of its stockholders to employ Executive as its Chief Executive Officer (“CEO”); and

WHEREAS, Executive is willing to accept employment with the Company on the terms hereinafter set forth in this Agreement; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Position; Term Of Agreement

Section 1.01. Position. (a) As of and following the Effective Date, Executive shall serve as CEO of the Company and shall report to the Board of Directors (“Board”). Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company. The Board shall nominate Executive to be a Director of the Company for as long as Executive is the Company’s CEO.

(b) During his employment with the Company, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, Executive shall be permitted to continue his service as a member of the board of directors of Interwoven, Inc., provided that such company does not compete with the Company. Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of his duties hereunder.

ARTICLE 2

Compensation And Benefits

Section 2.01. Base Salary. Commencing on the Effective Date, the Company shall pay Executive an initial annual base salary (the “Base Salary”) at the annual rate of $800,000, payable in accordance with the payroll practices of the Company from time to time. Executive’s compensation package shall be subject to periodic review by the Company.

Section 2.02. Bonus. Commencing on the Effective Date, Executive shall be eligible to participate in an executive bonus plan in accordance with the terms and conditions of such plan. Executive’s target bonus (the “Target Bonus”) shall be 100% of Base Salary, subject to the Company’s performance and other terms and conditions of the bonus plan as determined by the Board in its sole discretion, including continued employment until the end of the applicable year.

Section 2.03. Stock Options. Executive has previously received an option to purchase 400,000 shares of the Company’s common stock (the “Common Stock”) in December 2004 (the “Option”). The Option has a per share exercise price equal to the fair market value of the Common Stock on the date of grant, shall vest monthly in equal installments over a period of four years and shall remain exercisable until the later of (i) the 15th day of the tenth month or (ii) the December 31st that follows Executive’s termination of employment for any reason (subject to earlier termination under Sections 7 and 11 of the 1999 Plan and the “Expiration Date” and maximum term as defined in the award agreement evidencing the Option). Except as provided for in this paragraph and in the Change of Control Agreement, the Option shall be subject to the terms and conditions of the Company’s Amended and Restated 1999 Stock Option Plan (the “1999 Plan”) and the stock option agreement evidencing the Option.

As part of the Company’s annual refresh grants to executives during 2005, Executive was granted an option to purchase 50,000 shares of the Company’s Common Stock (the “2005 Option”). The 2005 Option has a per share exercise price equal to the fair market value of the Common Stock on the date of grant, shall vest monthly in equal installments over a period of four years and shall remain exercisable until the later of (i) the 15th day of the tenth month or (ii) the December 31st that follows Executive’s termination of employment for any reason (subject to earlier termination under Sections 7 and 11 of the 1999 Plan and the “Expiration Date” and maximum term as defined in the award agreement evidencing the 2005 Option). Except as provided for in this paragraph and in the Change of Control Agreement, the 2005 Option shall be subject to the terms and conditions of the 1999 Plan and the stock option agreement evidencing the 2005 Option.

The Board or its Compensation Committee shall approve the grant of a stock option to Executive to purchase 500,000 shares of the Company’s Common Stock (the “2006 Option”) as soon as practicable after the Effective Date and after the end of the period during which Company insiders are prohibited from engaging in transactions with respect to Company Common Stock. The 2006 Option shall have a per share exercise price equal to the fair market value of the Common Stock on the date of grant, shall vest monthly in equal installments over a period of four years and shall remain exercisable for a period of twelve (12) months following Executive’s termination of employment for any reason (subject to earlier termination under Sections 7 and 11 of the 1999 Plan and the “Expiration Date” and maximum term as defined in the award agreement evidencing the 2006 Option). Except as provided for in this paragraph and in the Change of Control Agreement, the 2006 Option shall be subject to the terms and conditions of the Company’s 1999 Plan and the standard form of stock option agreement for the 1999 Plan.

Section 2.04. Executive Benefits. During the duration of the Executive’s employment with the Company pursuant to the terms of the Agreement (the “Employment Term”), Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to similarly situated employees of the Company; provided, however, that Executive will earn 30 days of paid-time off per year (equivalent to 6 weeks). This paid-time off will include both sick leave and vacation. In addition, Executive shall be entitled to all perquisites that are currently or may in the future be provided to any officer of the Company, including, but not limited to, bonus plans, life insurance, deferred compensation, club dues, car allowance or lease, car service, first-class airline travel, charter jet travel, financial planning, and tax and estate planning services, as applicable. Executive shall be entitled to fly first class (or, if not available, business class) on all Company-related travel.

Section 2.05. Revised Stock Option and Long-Term Incentive Plan. During the Employment Term, if the Company adopts a revised stock option plan and/or long-term incentive plan, Executive will be eligible to participate in such plan, according to the terms and conditions of such plan.

Section 2.06. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.

Section 2.07. Signing and Milestone Bonuses. In consideration of Executive’s entering into this Agreement, the Company has paid him a bonus of $1 million. In addition, the Company shall pay Executive an additional bonus of $1 million during the second quarter of 2007 provided that Executive has met certain milestones to be established by mutual agreement between Executive and the Board.

ARTICLE 3

Severance Benefits

Section 3.01. Certain Events of Termination. (a) In the event that Executive’s employment is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below) during the Employment Term, but not including termination by reason of death or disability, Executive shall be entitled to the following benefits:

(i) The Company shall pay Executive during the Severance Period (as defined below) an amount equal to Executive’s Base Salary and Target Bonus in effect as of the date of termination, payable in accordance with the Company’s standard payroll practices;

(ii) Executive shall be provided with continued coverage under the Company’s health, life, dental and other insurance programs for the Severance Period (which may be provided by the Company paying for Executive’s continued coverage under COBRA at the same cost to Executive as before his termination of employment or payment of an amount sufficient to purchase comparable benefits) until the earlier of (A) the end of the Severance Period or (B) the date Executive becomes eligible for group health coverage with another employer with similar standards of benefits excluding Execucare benefits;

(iii) Executive shall be credited immediately with vesting equal to the length of the Severance Period for each outstanding stock option and other equity compensation award (for example, any restricted stock grant, stock appreciation right, or phantom stock) held by Executive on the date of termination;

provided that (A) receipt of the foregoing shall be subject to (x) Executive signing and not revoking a release of claims in the form attached hereto and (y) Executive’s continued compliance with the covenants set forth in Section 4.01 hereof and in the Proprietary Agreement (as defined below) and (B) if Executive’s employment terminates during a Change of Control Period (as defined in the Change of Control Agreement), Executive’s benefits, if any, shall be determined under the terms of the Change of Control Agreement instead of under this Agreement.

(b) “Cause” means the occurrence of any one or more of the following:

(i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in substantial personal enrichment;

(ii) Executive being convicted of a felony; or

(iii) a willful act by Executive which constitutes gross misconduct and which is materially injurious to the Company.

(c) “Good Reason” means any of the following without Executive’s consent:

(i) Executive’s assignment to any duties or the significant reduction of Executive’s duties, either of which is inconsistent with Executive’s position or title with the Company and responsibilities in effect immediately prior to such assignment, or Executive’s removal from such position and responsibility, or a reduction in Executive’s title;

(ii) a greater than 10% reduction by the Company in Executive’s base compensation as in effect immediately prior to such reduction, unless substantially all executive officers of the Company agree to an equivalent reduction in base compensation;

(iii) relocation of Executive’s principal place of employment by more than 50 miles; or

(iv) any material breach by the Company of any material provision of this Agreement if such breach is not cured by the Company within 30 days after written notice to the Company by Executive of such breach.

(d) “Severance Period” shall mean 12 months after termination of employment, except that if termination of employment occurs after the fourth anniversary of the Effective Date, the Severance Period shall mean 24 months.

Section 3.02. Indemnification. Following termination of his employment, the Company shall provide Executive with indemnification rights pursuant to the terms of his indemnification agreement with the Company and directors’ and officers’ insurance, if any, consistent with the rights and coverage provided for the same periods of time to the Company’s then-current executive officers and members of the Board.

Section 3.03 At-Will Employment Status. Nothing contained in this Agreement shall interfere with the at-will employment status of Executive or with the Company’s or Executive’s right to terminate Executive’s employment with the Company at any time, with or without Cause, upon written notice to the other party, subject to Section 3.01 if applicable.

ARTICLE 4

Covenants and Representations

Section 4.01. Proprietary Agreement. Executive agrees to execute, or has previously executed, the Company’s standard form of Proprietary Information and Arbitration Agreement (the “Proprietary Agreement”) and agrees to comply with the obligations thereunder during and after his employment with the Company as set forth therein, including but not limited to the non-solicitation and confidentiality covenants in Sections 2 and 8 thereof; provided that Executive agrees to comply with the non-solicitation covenant in Section 8 of the Proprietary Agreement for not less than the Severance Period.

Section 4.02. Enforceability. If any provision of this Agreement or the Proprietary Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein or therein, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

Section 4.03. Executive Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5

Successors And Assignments

Section 5.01. Assignments. Except for an assignment in the event of a change in control, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6

Miscellaneous

Section 6.01. Attorneys’ Fees. The Company shall reimburse Executive for reasonable attorney fees in an amount not to exceed $10,000 incurred in negotiating and finalizing this Agreement.

Section 6.02. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i) if to the Company, to:

Mercury Interactive Corporation

379 N. Whisman Road

Mountain View, California 94043

Attention: General Counsel

(ii) if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.03. Dispute Resolution. (a) In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and any and all other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims or disputes with anyone, including any employee, manager, officer, shareholder or benefit plan or administrator of the Company, arising from or relating to or resulting from Executive’s employment with the Company, including any breach of this Agreement, shall be subject to and resolved by binding arbitration. Binding arbitration pursuant to this Agreement shall be pursuant to California law, including California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05. Executive understands that this agreement to arbitrate also applies to any disputes that the Company may have with

Executive. In agreeing to arbitrate any and all claims, EXECUTIVE AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY, INCLUDING ANY STATUTORY CLAIMS UNDER STATE AND FEDERAL LAW, INCLUDING BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF SEXUAL OR OTHER UNLAWFUL HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION, ANY STATUTORY CLAIMS, AND ANY CLAIMS FOR BREACH OF CONTRACT, TORT, OR ANY OTHER BASES IN STATE, FEDERAL OR LOCAL LAWS.

(b) Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). Executive agrees that the arbitration shall take place in Santa Clara County, California and that the arbitrator shall conduct and administer any arbitration in a manner consistent with the Rules, and with California law, including the power to conduct adequate discovery, decide any motions brought by any parties, and to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive agrees that the arbitrator shall issue a binding written award that sets forth the essential findings and conclusions on which the award is based. Executive understands that the Company shall pay for all fees charged by the arbitrator and by the AAA, regardless of the party initiating the arbitration. The Company will reimburse Executive in any arbitration up to a maximum of $2,000 for travel expenses incurred for travel to the Santa Clara County area in connection with the arbitration hearing if Executive resides more than 300 miles from the location selected in Santa Clara County for the arbitration.

(c) Arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and Executive. Accordingly, neither the Company nor Executive will be permitted to pursue court action regarding claims that are subject to arbitration. However, nothing in this Agreement will prohibit either party from seeking provisional relief, and Executive agrees that any party may petition the court for injunctive relief where either party alleges a violation of any of the covenants set forth herein. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(d) This Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body or agency, such as the Department of Fair Employment and Housing, the Equal Employment Opportunities Commission, or the Workers’ Compensation Board. This Agreement does, however, prohibit Executive from seeking or pursuing court action regarding any such claim.

Section 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 6.05. Entire Agreement. This Agreement (together with the Proprietary Agreement and, if applicable, any option award agreement) represents the entire agreement between Executive and the Company and its affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, agreements, and plans concerning such matters, other than the Change of Control Agreement; provided, however, that any amounts payable to Executive hereunder shall be reduced by any payments or notice period required by applicable law in connection with any termination of Executive’s employment.

Section 6.06. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 6.07. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.08. Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.

Section 6.09. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 6.10. Indemnification Agreement. The Company shall enter into an indemnification agreement with Executive providing Executive with indemnification for his acts as a corporate officer as provided in the Company’s standard form of indemnification agreement that has been provided to Executive. The Company shall provide Executive with directors’ and officers’ insurance coverage as of the date of this Agreement in such amounts as provided to the chief executive officer.

Section 6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 6.12. Section 409A. The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition under Code Section 409A and any final Treasury Regulations and IRS guidance thereunder prior to the earlier of any actual payment to Executive that may or may not be in compliance with or exempt from Code Section 409A or December 31, 2006.

The Company will not take any action that would expose any payment or benefit to Executive to accelerated or additional tax under Section 409A of the Code, unless (i) the Company is obligated to take the action under an agreement, plan, or arrangement to which Executive is a party; (ii) Executive requests the action; or (iii) the Company advises Executive in writing that the action may result in the imposition of accelerated or additional tax under Section 409A of the Code and Executive subsequently requests in writing that the action be taken. The Company will hold Executive harmless for any action it may take in violation of this paragraph, including any attorney’s fees that Executive may incur in enforcing his rights hereto. Notwithstanding the foregoing, if the Company proposes to take any action or to make any amendment to this Letter to avoid any violation of Code Section 409A and Executive refuses to consent in writing to such action or amendment, then Executive shall be responsible for any additional tax or income recognition imposed on him, and any attorney’s fees Executive incurs, as a result of any violation of Code Section 409A. With respect to any such action or amendment the Company proposes, the Company shall, in good faith and after consultation with you, make reasonable efforts to have such proposed action or amendment minimize any adverse consequences to you.

Section 6.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

MERCURY INTERACTIVE CORPORATION

By:	/s/ Giora Yaron
Name:	Giora Yaron
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Anthony Zingale
Anthony Zingale

EXHIBIT A

RELEASE AGREEMENT

I understand that this Release Agreement (“Release”), together with the Employment Agreement dated January     , 2006 (the “Employment Agreement”), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Employment Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys’ successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company under my indemnification agreement with the Company or based on any insurance obtained by the Company for my benefit or otherwise), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I have returned it to the Company by such date).

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I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

ANTHONY ZINGALE

Signature:
Date:

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